Exhibit 10.30

PROPERTY MANAGEMENT AGREEMENT

This PROPERTY MANAGEMENT AGREEMENT (this “Agreement”) is made and entered into as of the first day of                200  , by and between                                 ,                                                 , hereinafter referred to as “Owner,” and Standard Parking Corporation, a Delaware corporation, hereinafter referred to as “Operator.”

W I T N E S S E T H:

THAT, WHEREAS, Owner presently owns or controls a (retail)(office)(mixed use) facility (described herein below) of approximately             square feet and has the authority to contract for the management of said (retail)(office)(mixed use) facility; and

WHEREAS, Owner and Operator desire to enter into an agreement whereby Operator will manage the (retail)(office)(mixed use) facility upon the terms, covenants and conditions herein set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

1.                                      APPOINTMENT. Owner hereby appoints and retains Operator, and Operator hereby accepts such appointment and retention, as the exclusive operator and manager of the (retail)(office)(mixed use) facility known as                          and located at                                       ,                                       , hereinafter referred to as the “Premises.”

2.                                      TERM. The term of this Agreement shall be for month to month commencing on                    1, 200   (the “Commencement Date”) and continuing (a) until terminated by either party, without cause or penalty, upon not less than thirty (30) days prior written notice, with the effective date of termination to be on the last day of the first calendar month following the month in which said notice is received, or (b) until terminated under any other provision hereof.

3.                                      OPERATOR’S OBLIGATIONS AND SERVICES; OPERATING EXPENSES. Operator hereby covenants and agrees that it will:

(a)                                  Manage the operation of the Premises and render the usual and customary services incidental thereto, in a professional, businesslike and efficient manner, with discretion as to the specifics thereof as the Operator deems advisable, subject only to the limitations contained in this Agreement. Owner reserves the right to establish all rental rates to be charged tenants of the Premises (“Tenants”) and to determine the form of leases to be entered into with said Tenants (“Tenant Leases”).

(b)                                 Advertise the availability of units, display “for lease” signs, cancel existing Tenant Leases and negotiate Tenant Leases with existing and prospective tenants, all upon term and conditions outlined by Owner. All Tenant Leases shall be on Owner’s standard lease form or on a lease form approved by Owner. Tenant Leases may be signed by Operator, provided Owner’s form of Tenant Lease and Owner’s rent schedule are used.

(c)                                  Bill and take all reasonably necessary action to collect all rents and other amounts due Owner under the Tenant Leases in accordance with the terms of the Tenant Leases.

(d)                                 Hire, pay, provide customary benefits for and supervise sufficient experienced and qualified personnel who will render the services required by this Agreement for the professional, businesslike and efficient operation of the Premises. Operator shall not provide any on-site employees. All persons employed to provide the services hereunder shall be employees of Operator and not of Owner, and shall have no authority to act as the agent of Owner.

(e)                                  Handle and promptly respond to all Tenant requests and negotiations.

(f)                                    Perform repairs and maintenance of a custodial nature and arrange and supervise routine improvements, alterations and repairs as may be required by Owner and good management standards.

(g)                                 With Owner’s prior written approval as to any contracts over $500.00, bid, negotiate and enter into, and supervise, all repair, maintenance service, material and utility contracts on behalf of Owner and the Premises.

(h)                                 Promptly notify Owner of any matter that in Operator’s reasonable judgment requires Owner’s attention.

(i)                                     Advise and cooperate with Owner in the development and implementation of rules and regulations applicable to the Premises, and enforce such applicable rules and regulations as Owner shall adopt.

(j)                                     Obtain and maintain the policies of insurance specified in Section 7(a) hereof.

(k)                                  Prepare and file all necessary returns, reports and forms required by law in connection with unemployment insurance, social security taxes, worker’s compensation insurance, disability benefits, Federal and state income tax withholding and other similar taxes and all other returns and reports required by any Federal, state or municipal authority (other than income and property tax returns of the Owner) and pay or make all deposits required for such taxes.

(l)                                     Annually during the term, Operator shall prepare and deliver to Owner a budget, for Owner’s reasonable approval, reflecting the Gross Receipts and Operating Expenses (defined below) which Operator expects to receive and incur, respectively, during Owner’s forthcoming fiscal year (the “Budget”), it being agreed that if Owner for any reason does not respond to any proposed Budget within thirty (30) days after Owner’s receipt thereof, said Budget shall be deemed approved. If at any time during the period covered by an approved Budget it appears to Operator that the actual total of all Operating Expenses likely to be incurred during said period will exceed the Budget’s projected total by more than ten percent (10%), Operator shall promptly so advise Owner, and Owner and Operator shall jointly discuss what actions, if any, could be taken to minimize the Operating Expenses without substantially impairing operations hereunder.

The Owner shall pay Operator for expenses incurred by Operator in the performance of its duties, obligations and services pursuant to this Agreement (collectively, “Operating Expenses”). Operating Expenses shall include, without limitation, all costs, charges and administrative expenses for:  to the extent applicable, salaries and wages and associated payroll burden (including, without limitation, payroll taxes and fringe benefits); license and permit fees; supplies, maintenance and repair to be performed by Operator; utility charges (except to the extent paid directly by Owner); bookkeeping and administrative services; health insurance and workers’ compensation. Owner shall procure the property insurance specified in Section 11 herein, but the cost shall be deemed an Operating Expense. In addition, certain Owner costs as designated in Section 9 herein below may be deemed Operating Expenses at Owner’s option. Such Operating Expenses shall be paid from the Premises Account (defined in Section 4 below).

Operating Expenses shall not include (i) the costs of maintenance and repair required of Owner hereunder, or (ii) Owner’s various costs associated with its ownership and/or occupancy of the Premises, including without limitation depreciation, real estate taxes and assessments, taxes on Owner’s personal property, debt retirement (including without limitation mortgage interest), rent and such costs and expenses as may be necessitated to comply with the Americans With Disabilities Act of 1990). Payment of such expenses and costs are the sole obligation of Owner.

“Reimbursable Costs” are any expenses which are not deemed Operating Expenses and are approved by Owner prior to expenditure.

If Owner disputes any Operating Expense or Reimbursable Cost, Owner shall give Operator written notice specifying the item disputed and the reason therefor. Payment for any Operating Expense or Reimbursable Cost which is not disputed shall not be withheld. The parties shall, in good faith, diligently pursue resolution of any disputed item within thirty (30) days of said notice.

4.                                      GROSS RECEIPTS; NET PROFIT. All Gross Receipts collected by Operator shall be deposited in an account in the State of                            (the “Premises

Account”) established at a federally insured bank or trust company, and Operator shall be under no liability or responsibility for any loss resulting from the insolvency of any such depository.

“Gross Receipts” shall mean (a) all cash collected by Operator from Tenants for amounts due under the Tenant Leases, whether rent, reimbursable charges, or other amounts, provided all said amounts are amounts that are due under the Tenant Leases, and (b) all cash collected from all other operations whatsoever at the Premises including, without limitation, and as applicable, laundry and vending machines and billboard and other advertising.

“Net Profit” is the balance remaining after deducting all Operating Expenses and Reimbursable Costs from Gross Receipts. All Net Profit [less deductions for Operator’s Management Fee and the amount necessary to maintain the Working Capital Level (defined in Section 6 herein below) in the Premises Account] shall be paid to Owner concurrently with the delivery of the monthly statement required in Section 8 of this Agreement.

5.                                      MANAGEMENT FEE. As compensation for Operator’s services hereunder, Owner shall pay Operator a management fee of $             per month (the “Management Fee”), which fee may be deducted by Operator from the Premises Account. Provided this Agreement is still in effect, on                    1, 200   and on each                    1 thereafter during the term of this Agreement, the Management Fee shall be increased annually by the greater of (a) two percent (2%) or (b) the annual percentage increase in the U.S. Consumer Price Index for Urban Consumers –                        area (“CPI”) (1982-84 = 100).

6.                                      WORKING CAPITAL LEVEL. Operator is hereby authorized to and shall disburse amounts in the Premises Account to pay Operating Expenses, Reimbursable Costs and Operator’s Management Fee. Owner agrees that the balance in the Premises Account (the “Account Balance”) shall at all times be maintained at no less than an amount (the “Working Capital Level”) sufficient to pay for all Operating Expenses reasonably projected and/or anticipated by Operator to be required in connection with operations hereunder of and the performance of Operator’s duties hereunder for the immediately succeeding eight (8) week period. If the Account Balance should at any given time be less than the Working Capital Level, Owner shall deposit into the Premises Account the amount of the deficiency within five (5) days after receiving written notice thereof from Operator. If Owner fails to deposit the deficiency within said five (5) day period, Owner agrees to reimburse Operator for any and all Operating Expenses and Reimbursable Costs paid by Operator from its own funds (it being expressly agreed and understood, however, that Operator shall not be under any obligation to do so) together with interest thereon at the highest legal rate permitted by law on the unpaid balance from the date such payment became due and payable. In addition, at its option, Operator may terminate this Agreement upon written notice, without waiving or limiting any of its legal remedies (including the right to recover attorneys’ fees and any other expenses incurred) which Operator may pursue to collect the amount owed.

7.                                      OPERATOR’S INSURANCE COVERAGES.

(a)                                  Operator shall carry and maintain, as an Operating Expense, the following insurance coverages:

(1)                                  Worker’s Compensation insurance in compliance with the Worker’s Compensation Act of the State of                           .

(2)                                  Employer’s liability insurance on all employees for the Premises not covered by the Worker’s Compensation Act, for occupational accidents or disease, for limits of not less than $1,000,000 for any one occurrence.

(b)                                 Owner shall carry and maintain, at its expense, the following insurance coverages:

(1)                                  Commercial general liability insurance on an occurrence form basis with limits of not less than $2,000,000 per occurrence with an annual aggregate limit of $2,000,000 per location.

(2)                                  Automobile liability insurance (if applicable) covering losses for owned, non-owned or hired vehicles including comprehensive and collision coverage with a limit of not less than $2,000,000 per occurrence.

(3)                                  Comprehensive crime insurance including employee theft, premise, transit and depositor’s forgery coverage with limits as to any given occurrence of $1,000,000.

(4)                                  Umbrella liability insurance with an annual aggregate limit of not less than $20,000,000.

(c)                                  The liability policies affording the coverages described in Subsection (b) above shall be primary and non-contributory to any insurance carried by Operator and endorsed (1) to cover Operator and its employees, agents, directors and officers as additional insureds and (2) to cover liability arising out of the acts or omissions of said additional insureds, but only in connection with the additional insureds’ occupying, managing and/or operating the Premises.

(d)                                 As evidence of the insurance required pursuant to Subsection (b) above, Owner shall deliver certificates of insurance to Operator. Renewal policies shall be timely obtained so that there shall never be a lapse in coverage, and Owner shall endeavor to provide Operator with certificates of renewal policies at least thirty (30) days prior to expiration. The certificates of insurance shall state that the issuing company shall mail thirty (30) days’ prior written notice to the certificate holder should any of the policies be cancelled prior to the expiration date.

8.                                      MONTHLY REPORTING. Within ten (10) days after the end of each calendar month, Operator shall mail to Owner a statement showing all Gross Receipts, Operating Expenses, Reimbursable Costs, the Management Fee and Net Profit for the preceding calendar month. The report of Gross Receipts shall include a schedule summarizing the status of rent payments for each Tenant Lease. Within ninety (90) days following the last month of the term of this Agreement, Operator shall mail a like final statement.

Operator shall keep complete and accurate reports and records (collectively, the “Records”) of all Gross Receipts, Operating Expenses, Reimbursable Costs and Net Profit relating to the Premises. Such Records shall be kept in accordance with good accounting practices. Operator shall permit Owner to inspect Operator’s Records at Operator’s offices during reasonable business hours and at Owner’s expense.

9.                                      OWNER’S OBLIGATIONS. Owner shall, at its expense, be responsible for performance of the following:

(a)                                  Maintaining the Working Capital Level in the Premises Account and maintaining the insurance required of Owner by this Agreement.

(b)                                 Except for Operator’s obligations pursuant to Section 3 above, repair and maintenance of the Premises, systems and improvements in good condition and repair, including (as applicable):  heating, air conditioning, ventilating, exhaust, fire protection, alarm, utility, plumbing (including lavatory facilities), sewage, drainage, security and lighting systems; paving; painting; striping; directional signs, fencing; landscaping; windows and doors; plate glass; driveways, sidewalks and curbs (including curb cuts); elevators; sealing and waterproofing; electrical or mechanical equipment, including traffic control devices used at or in the Premises; and all structural repairs. Notwithstanding any contrary provision in this Agreement, Owner’s costs under this subsection, at Owner’s election, may be paid from the Premises Account.

(c)                                  Providing Operator with full and complete copies of all Tenant Leases, as same may be modified or renewed from time to time, and all other documents or records necessary or desirable to properly manage the Premises, including but not limited to all correspondence regarding Tenant Leases, reports of the status of rent payments, and copies of existing service contracts.

(d)                                 Alterations, improvements and additions that Owner deems necessary and/or as may be required by the Americans With Disabilities Act of 1990, and payment of architectural, engineering or consulting fees with respect thereto. Notwithstanding any contrary provision in this Agreement, Owner’s costs under this subsection, at Owner’s election, may be paid from the Premises Account.

(e)                                  Safety and/or security personnel and equipment. Notwithstanding any contrary provision in this Agreement, Owner’s costs under this subsection, at Owner’s election, may be paid from the Premises Account.

With respect to Subsection (e) above, Owner expressly acknowledges that Operator does not have knowledge or expertise as a guard or security service, and does not employ personnel for that purpose, nor do Operator’s employees undertake the obligation to guard or protect tenants or customers against the intentional acts of third parties. Owner shall determine, at Owner’s discretion, whether and to what extent any precautionary warnings, security devices, or security services may be required to protect patrons in and about the Premises. Owner further agrees to indemnify and to hold harmless Operator from and against any claims, demand, suits, liabilities, or judgments arising from Operator’s alleged failure to warn, to guard, or to protect persons in or about the Premises from and against intentional threats, harm, or injury, except for the negligent or intentionally committed acts of or by Operator or Operator’s employees.

Owner agrees that any contract between Owner and a third party contractor for work on behalf of Owner at the Premises shall require (i) the third party contractor to indemnify, save and hold Owner and Operator harmless from and against and free and clear of all claims, suits, actions, and damages which may arise, occur or result from work performed by said third party contractor, and (ii) to require the third party contractor to name Owner and Operator as additional insureds on the third party contractor’s policy of insurance and furnish Owner and Operator with a certificate of insurance evidencing such coverages.

10.                               INDEMNIFICATION. Except to the extent covered by the insurance required of Owner pursuant to Section 7(b) above, Operator shall indemnify and hold harmless Owner from any and all loss and liability on account of any damage or injury and from all losses, claims and demands caused by the negligence of the Operator. Owner shall indemnify and hold harmless Operator from all loss or liability on account of any damage or injury, claims and demands arising out of any failure by Owner to provide the insurance required pursuant to Section 7(b) above, or the acts or omissions of the Owner, its agents or employees, or by reason of the physical or structural condition of the Premises, or equipment contained therein, or by failure to keep said Premises or equipment in good order and repair, or by fire, gas, water, electricity failure or malfunction, or by the breaking overflowing or leaking of roofs, pipes, or walls of said Premises, or for such other damage or injury caused by any acts or events whatsoever.

11.                               OWNER’S INSURANCE. Owner shall, at its expense, provide and maintain fire and extended coverage, vandalism and malicious mischief, and all-risk insurance coverages for buildings, improvements and any other real or personal property of Owner located on the Premises in an amount equal to the full replacement cost thereof.

12.                               RELEASE AND WAIVER OF SUBROGATION. In the event all or any part of the Premises (including any buildings, improvements or other real or personal property thereon) are damaged or destroyed by fire or other casualty, the rights or claims of either party or its employees, agents, successors or assigns against the other with respect to liability for such loss, destruction or damage resulting therefrom, including loss, destruction or damage suffered as a result of negligence of either party or their employees or agents, are hereby released and discharged, and any and all subrogation rights or claims are hereby waived to the extent of the actual insurance coverage carried by the parties or which is commonly covered under an all-risk insurance policy, in either case irrespective of applicable deductibles.

All such insurance policies shall contain a clause or endorsement providing that the insurance shall not be prejudiced if the insured has waived its rights of recovery (including subrogation rights) against any person or company prior to the date of loss, destruction or damage.

13.                               LICENSES AND PERMITS. Operator shall obtain and maintain all licenses and permits required by an operator of apartment complexes by any governmental body or agency having jurisdiction over Operator’s operations at the Premises and will abide by the terms of such licenses and permits. Any license or permit fees incurred by Operator shall be deemed an Operating Expense.

14.                               LAWS AND ORDINANCES. Operator shall not use all or any part of the Premises for any use or purpose which is (i) forbidden by or in violation of any law of the United States, any state law or any city ordinance, or (ii) may be dangerous to life, limb or property.

15.                               LOSS OR DAMAGE TO PREMISES. In case of any substantial loss of or damage to the Premises as the result of a taking under the power of eminent domain, or by fire, storm or other casualty, Owner may (i) repair or restore the Premises at Owner’s expense, or (ii) abandon the operation and terminate this Agreement by giving at least ten (10) days’ prior written notice to Operator. If Owner so terminates, Owner shall not be liable to Operator for Management Fees arising after the date of taking or casualty; provided, however, if any portion of the Premises remains suitable for rental housing and Operator, with Owner’s prior written approval, continues its operations, Operator shall be entitled to receive its Management Fees for the period during which such operations are continued. If Owner repairs and restores the Premises, no Management Fees shall be due for the period the Premises are unsuitable for rental housing, and Operator shall not be required to provide services hereunder, but this Agreement shall continue in effect and the term shall be extended for a period equal to the period needed for repair and restoration.

16.                               RELATIONSHIP OF THE PARTIES. No partnership or joint venture between the parties is created by this Agreement, it being agreed that Operator is an independent contractor.

17.                               FORCE MAJEURE. Neither party shall be in violation of this Agreement for failure to perform any of its obligations by reason of strikes, boycotts, labor disputes, embargoes, shortages of materials, acts of God, acts of the public enemy, acts of public authority, weather conditions, riots, rebellion, accidents, sabotage or any other circumstances for which it is not responsible and which are not within its control. No Management Fee shall be due to Operator if it suspends operations for any such cause or event.

18.                               GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of                           .

19.                               APPROVALS. Whenever the approval of either party is required herein, such approval shall not be unreasonably withheld or delayed.

20.                               WAIVERS. No waiver of default by either party of any term, covenant or condition hereof to be performed or observed by the other party shall be construed as, or operate as, a waiver of any subsequent default of the same or any other term, covenant or condition hereof.

21.                               SEVERABILITY. If any provision hereof is held to be invalid by a court of competent jurisdiction, such invalidity shall not affect any other provision hereof, provided such invalidity does not materially prejudice either party in its rights and obligations contained in the valid provisions of this Agreement.

22.                               TERMINATION. In addition to all other termination rights hereunder, either party may terminate this Agreement upon the breach by the other party of any covenant, term or condition hereof, provided the breaching party first receives written notice of such breach and fails to remedy same, within ten (10) days if a monetary breach or within twenty (20) days if a non-monetary breach, after receipt of written notice thereof, or if the breaching party fails to commence remedying such non-monetary breach within said 20-day period if such breach cannot be reasonably remedied within twenty (20) days. Either party may terminate this Agreement in the event the other party files a voluntary petition or similar pleading for bankruptcy, insolvency, receivership or makes an assignment for the benefit of creditors, with such termination to be effective upon giving notice thereof.

So long as Operator is not in default of this Agreement, Operator shall have the right of first refusal to meet any bona fide offer by a third party to manage the Premises after the term hereof which is received by Owner during the Initial Term or any extension term of this Agreement and is acceptable to Owner. Owner, upon its receipt of any such offer and before accepting and executing an acceptance thereof and/or an agreement incorporating the terms thereof with the offeror, shall provide Operator with a true and complete copy thereof. Upon receipt of such copy from Owner, Operator shall have fifteen (15) days to notify Owner in writing, that Operator is willing to meet said offer. If Owner does not receive such notice within such fifteen (15) day period, Owner shall be free to proceed to accept such offer and enter into an agreement incorporating the terms of such offer, provided Owner notifies Operator, in writing, as to the effective date of such new agreement, which effective date shall not be any earlier than the expiration date of this Agreement.

23.                               SALE OF PREMISES. Subject and subordinate to all termination rights hereunder, in the event of a sale of the Premises, in whole or in part, this Agreement and Operator’s rights hereunder shall not be disturbed so long as Operator keeps and performs its agreements contained herein.

24.                               ASSIGNMENT. Operator shall not assign or transfer this Agreement or its right, title or interest herein without the prior written consent of Owner, which consent shall not be unreasonably withheld. Operator is hereby given the right to assign this Agreement to an affiliate of Operator or to a corporation substantially all of the stock of which is owned by Operator and/or to collaterally assign its right, title and interest herein to a financial institution as security for any present or future loans to Operator.

25.                               NOTICES. Any notice or communication required to be given to or served upon either party hereto shall be given or served by personal service or by express delivery or by mailing the same, postage prepaid, by United States registered or certified mail, return receipt requested, to the following addresses:

TO OWNER:
Attn:

TO OPERATOR:	Standard Parking Corporation
Attn: Legal Department
Suite 1600
900 North Michigan Avenue
Chicago, IL 60611

with copy (by regular mail) to:	Standard Parking Corporation

Either party may designate a substitute address at any time hereafter by written notice thereof to the other party.

26.                               ENTIRE AGREEMENT. This Agreement, together with all exhibits hereto, constitutes the entire agreement between the parties, and supercedes all representations, statements or prior agreements and understandings both written and oral with respect to the matters contained in this Agreement and exhibits hereto. No person has been authorized to give any information or make any representation not contained in this Agreement. This Agreement may be amended only by written agreement of the parties.

27.                               PARTIES BOUND. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, successors, executors, administrators, legal representatives and permitted assigns.

28.                               NEITHER PARTY DEEMED DRAFTER. The parties to this Agreement have had sufficient time to consult legal counsel and negotiate changes regarding the terms hereof. Therefore, neither party shall be deemed the drafter of this Agreement and, as such, this Agreement shall not be construed against either party due to the drafting hereof.

29.                               ATTORNEY FEES. In the event that either party hereto should (i) retain legal counsel and/or institute any suit against the other for violation of this Agreement or to enforce any of the covenants or conditions herein, or (ii) intervene in any suit in which the other is a party to enforce or protect its interest or rights hereunder, the prevailing party in any such suit shall be entitled to all of its costs, expenses and reasonable fees of its attorney(s) (if and to the extent permitted by law) in connection therewith. The rights and obligations of this Section shall survive the termination or expiration of this Agreement.

30.                               AUTHORITY. The individual signing this Agreement on behalf of Owner hereby represents that he or she has been empowered with full authority to act on behalf of Owner in connection with this Agreement, and that execution of this Agreement has been duly authorized by Owner. If this Agreement is signed by an agent of Owner, then the individual signing below on behalf of Owner’s agent hereby represents that he or she has been empowered with full authority to act on behalf of said agent in connection with this Agreement, and that execution of this Agreement has been duly authorized by said agent and by Owner. The individual signing this Agreement on behalf of Operator hereby represents that he or she has been empowered with full authority to act on behalf of Operator in connection with this Agreement, and that execution of this Agreement has been duly authorized by Operator.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

OWNER:	OPERATOR:

Standard Parking Corporation

By:	By: